AMENDMENT TO THE
                        PRINCIPAL INERNATIONAL FUND, INC.
                             SUB-ADVISORY AGREEMENT

Agreement executed as of the 1st day of January, 1999 to amend the Sub-Advisory Agreement executed as of November 1, 1994 by and between Princor Management Corporation (now known as Principal Management Corporation) (hereinafter called "the Manager") and Invista Capital Management, Inc. (now known was Invista Capital Management, LLC) (hereinafter called "Invista").

WHEREAS, in the Sub-Advisory Agreement, Manager retained Invista to furnish it with portfolio selection and related research and statistical services in connection with the investment advisory services which the Manager has agreed to provide to the Principal International Fund, Inc. (formerly known as Princor World Fund, Inc.) (hereinafter called "the Fund"); and

WHEREAS, the Manager and Invista now wish to amend the Sub-Advisory Agreement;

NOW, THEREFORE, in consideration of the terms and conditions set forth hereinafter, the parties agree as follows:

1. Paragraph 3 of the Sub-Advisory Agreement is hereby amended by striking the last twelve words of that paragraph and inserting in their place the following: "calculated in accordance with Schedule A, attached hereto."

2. The Sub-Advisory Agreement is hereby amended by attaching to it Schudule A in the form attached hereto.

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first written above.

                         Principal Management Corporation

                             /s/A. S. Filean
                         By: ________________________


                         Invista Capital Management, LLC

                              /s/C. R. Barnes
                          By: ________________________


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                                   SCHEDULE A

For the services provided and the expenses assumed by Invista pursuant to the Sub-Advisory Agreement, the Manager, not the Fund, shall pay Invista a sub-advisory fee, computed daily and paid monthly, at the annual rate of 0.10% of the Fund's average daily net assets allocated to Invista's management.